Contact:
Euronet Worldwide, Inc.
Genese Hill
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2024 Financial Results

LEAWOOD, KANSAS, USA - April 30, 2024 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports first quarter 2024 financial results.

Euronet reports the following consolidated results for the first quarter 2024 compared with the same period of 2023:

•	Revenues of $857.0 million, a 9% increase from $787.2 million (9% increase on a constant currency[1] basis).
•	Operating income of $64.0 million, a 40% increase from $45.6 million (45% increase on a constant currency basis).
•	Adjusted Operating income[2] of $63.6 million, a 39% increase from $45.6 million (44% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $108.8 million, a 17% increase from $92.8 million (19% increase on a constant currency basis).
•	Net income attributable to Euronet of $26.2 million, or $0.55 diluted earnings per share, compared with $20.1 million, or $0.39 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.28, a 47% increase from $0.87.
•
Euronet's cash and cash equivalents were $1,236.2 million and ATM cash was $599.7 million, totaling $1,835.9 million as of March 31, 2024, and availability under its revolving credit facilities was approximately $579.0 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

“I am pleased that we achieved a record-breaking first quarter adjusted EPS of $1.28, a 47% increase over the prior year's $0.87,” stated Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “We were able to deliver this strong growth due to our continued focus on expanding our business in new and existing markets, adding more products to our portfolio and continued investment in our industry-leading technology in all three segments.”

“Moreover, I am pleased that we were able to deliver results which exceeded analyst consensus expectations for both revenue and adjusted EPS in the first quarter following our change from quarterly to annual adjusted EPS guidance.  The $1.28 adjusted EPS includes a benefit of approximately $4.5 million, or approximately ten cents per share from the resolution of uncertain tax matters and approximately $3.0 million, or approximately five cents per share from the recovery of a duty fee paid in a prior year.  Adjusting for these benefits, pro forma adjusted EPS of $1.13 nicely exceeded consensus estimates.  This robust start to the year increases our confidence in the 10% to 15% annual adjusted EPS growth guidance range we provided for 2024."

First quarter adjusted operating income, adjusted EBITDA, and adjusted EPS include a non-cash purchase accounting expense adjustment of $0.4 million.

Taking into consideration recent trends in the business and the global economy, and historical seasonal patterns, the Company anticipates its 2024 adjusted EPS will grow 10-15% year-over-year, consistent with its 10 and 20 year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2024 compared with the same period or date in 2023:

•	Revenues of $217.2 million, a 13% increase from $192.2 million (12% increase on a constant currency basis).
•	Operating income of $21.5 million, a 212% increase from $6.9 million (226% increase on a constant currency basis).
•	Adjusted Operating income of $21.1 million, a 206% increase from $6.9 million (220% increase on a constant currency basis).
•	Adjusted EBITDA of $44.7 million, a 51% increase from $29.6 million (54% increase on a constant currency basis).
•	Transactions of 2,502 million, a 36% increase from 1,838 million.
•	Total of 53,029 installed ATMs as of March 31, 2024, a 3% increase from 51,510. We operated 49,290 active ATMs as of March 31, 2024, a 4% increase from 47,430 as of March 31, 2023.

Constant currency revenue, adjusted operating income, and adjusted EBITDA growth in the first quarter 2024 was driven by continued growth in our merchant services business and growth from new market expansion. Operating margins benefited from actions taken by management to remove loss making ATMs in last year's fourth quarter and this year's first quarter. Furthermore, adjusted operating income and adjusted EBITDA growth in the first quarter 2024 was benefited by the approximate $3.0 million recovery of a duty fee paid in the prior year.

Transaction growth outpaced revenue growth due to continued growth in high-volume low-value transactions in India.

The EFT Segment's total installed ATM's grew 3% from the addition of 272 Euronet-owned ATMs, 1,116 new outsourcing ATMs and the addition of 131 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated.

The epay Segment reports the following results for the first quarter 2024 compared with the same period or date in 2023:

•	Revenues of $257.1 million, an 8% increase from $237.4 million (8% increase on a constant currency basis).
•	Operating income of $26.6 million, a 3% decrease from $27.5 million (3% decrease on a constant currency basis).
•	Adjusted EBITDA of $28.3 million, a 3% decrease from $29.1 million (2% decrease on a constant currency basis).
•	Transactions of 953 million, a 2% decrease from 973 million.
•	POS terminals of approximately 808,000 as of March 31, 2024, a 1% increase from approximately 799,000.
•	Retailer locations of approximately 348,000 as of March 31, 2024, a 1% increase from approximately 344,000.

Constant currency revenue growth was driven by continued digital media and mobile growth at consistent or better revenue and margins per transaction. The decrease in operating income and adjusted EBITDA was the result of increased costs driven by inflationary pressures impacting operating expenses, together with investments made in the business to drive product and geographical market expansion.

The Money Transfer Segment reports the following results for the first quarter 2024 compared with the same period or date in 2023:

•	Revenues of $384.6 million, a 7% increase from $359.4 million (7% increase a constant currency basis).
•	Operating income of $37.2 million, a 14% increase from $32.6 million (17% increase on a constant currency basis).
•	Adjusted EBITDA of $44.5 million, an 8% increase from $41.1 million (10% increase on a constant currency basis).
•	Total transactions of 40.6 million, an 8% increase from 37.6 million.
•	Network locations of approximately 583,000 as of March 31, 2024, a 10% increase from approximately 528,000.

The 7% growth in constant currency revenue was primarily driven by near double-digit growth in cross-border transactions, offset by a decrease in intra-US transactions. Direct-to-consumer digital transactions increased by 23%, reflecting strong consumer demand for digital product.  Money Transfer’s revenue and gross profit per transaction were very stable and consistent with the prior year.  In addition to the scale benefit of revenue growth, Money Transfer further improved its operating margins over last year through effective cost management.

Corporate and Other reports $21.3 million of expense for the first quarter 2024 compared with $21.4 million for the first quarter 2023.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,236.2 million as of March 31, 2024, compared to $1,254.2 million as of December 31, 2023.  The net decrease in unrestricted cash and cash equivalents is the net result of the generation of cash from operations, cash placed in ATMs reactivated in anticipation of the travel season and the use of cash for the Asian-based Infinitium acquisition completed during the quarter.

Total indebtedness was $1,938.1 million as of March 31, 2024, compared to $1,869.6 million as of December 31, 2023. Availability under the Company's revolving credit facilities was approximately $579.0 million as of March 31, 2024. The increase in debt was largely due to cash placed in ATMs.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding non-cash purchase accounting adjustments.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, a non-cash purchase accounting adjustment and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash purchase accounting adjustments f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on May 1, 2024, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide First Quarter 2024 Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at  http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit card processing, ATMs, POS services, branded payments, foreign currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payments network that includes 53,029 installed ATMs, approximately 713,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 67 countries; card software solutions; a prepaid processing network of approximately 808,000 POS terminals at approximately 348,000 retailer locations in 63 countries; and a global money transfer network of approximately 583,000 locations serving 198 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; the war in the Ukraine and the related economic sanctions; military conflicts in the Middle East; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2024	December 31,
	(unaudited)	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,236.2	$1,254.2
ATM cash	599.7	525.2
Restricted cash	15.8	15.2
Settlement assets	1,413.5	1,681.5
Trade accounts receivable, net	407.6	370.6
Prepaid expenses and other current assets	254.9	316.0
Total current assets	3,927.7	4,162.7

Property and equipment, net	324.5	332.1
Right of use lease asset, net	143.9	142.6
Goodwill and acquired intangible assets, net	1,057.7	1,015.1
Other assets, net	239.8	241.9
Total assets	$5,693.6	$5,894.4

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,413.5	$1,681.5
Accounts payable and other current liabilities	816.4	816.9
Current portion of operating lease liabilities	50.3	50.3
Short-term debt obligations	676.8	151.9
Total current liabilities	2,957.0	2,700.6

Debt obligations, net of current portion	1,258.8	1,715.4
Operating lease liabilities, net of current portion	97.7	95.8
Capital lease obligations, net of current portion	2.5	2.3
Deferred income taxes	50.7	47.0
Other long-term liabilities	83.3	83.6
Total liabilities	4,450.0	4,644.7
Equity	1,243.6	1,249.7
Total liabilities and equity	$5,693.6	$5,894.4

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2024	2023

Revenues	$857.0	$787.2

Operating expenses:
Direct operating costs	533.7	491.6
Salaries and benefits	154.7	141.9
Selling, general and administrative	71.9	75.2
Depreciation and amortization	32.7	32.9
Total operating expenses	793.0	741.6
Operating income	64.0	45.6

Other income (expense):
Interest income	5.7	2.6
Interest expense	(14.9)	(10.1)
Foreign currency exchange loss	(12.5)	(1.1)
Other expense	(0.1)	—
Total other expense, net	(21.8)	(8.6)
Income before income taxes	42.2	37.0

Income tax expense	(16.0)	(17.2)

Net income	26.2	19.8
Net loss attributable to noncontrolling interests	—	0.3
Net income attributable to Euronet Worldwide, Inc.	$26.2	$20.1
Add: Interest expense from assumed conversion of convertible notes, net of tax	0.9	0.8
Net income for diluted earnings per share calculation	$27.1	$20.9
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.55	$0.39

Diluted weighted average shares outstanding	48,962,583	52,974,800

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to (Adjusted) Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2024

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$26.2

Add: Income tax expense					16.0
Add: Total other expense, net					21.8

Operating income (expense)	$21.5	$26.6	$37.2	$(21.3)	$64.0
Less: Non-cash purchase accounting adjustment	(0.4)	—	—	—	(0.4)
Adjusted operating income (1)	21.1	26.6	37.2	(21.3)	63.6
Add: Depreciation and amortization	23.6	1.7	7.3	0.1	32.7
Add: Share-based compensation	—	—	—	12.5	12.5
Earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash purchase accounting adjustment (Adjusted EBITDA) (1)	$44.7	$28.3	$44.5	$(8.7)	$108.8

	Three months ended March 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$19.8

Add: Income tax expense					17.2
Add: Total other expense, net					8.6

Operating income (expense)	$6.9	$27.5	$32.6	$(21.4)	$45.6
Add: Depreciation and amortization	22.7	1.6	8.5	0.1	32.9
Add: Share-based compensation	—	—	—	14.3	14.3
Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.6	$29.1	$41.1	$(7.0)	$92.8
(1) Adjusted operating income and Adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2024	2023

Net income attributable to Euronet Worldwide, Inc.	$26.2	$20.1

Foreign currency exchange loss	12.5	1.1
Intangible asset amortization(1)	5.5	6.9
Non-cash purchase accounting adjustment (2)	(0.4)	—
Share-based compensation(3)	12.5	14.3
Income tax effect of above adjustments(4)	0.6	(1.0)
Non-cash GAAP tax expense(5)	2.5	2.4

Adjusted earnings(6)	$59.4	$43.8

Adjusted earnings per share - diluted(6)	$1.28	$0.87

Diluted weighted average shares outstanding (GAAP)	48,962,583	52,974,800
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	355,219	227,575
Adjusted diluted weighted average shares outstanding	46,535,984	50,420,557

(1) Intangible asset amortization of $5.5 million and $6.9 million are included in depreciation and amortization expense of $32.7 million and $32.9 million for both the three months ended March 31, 2024 and March 31, 2023, in the consolidated statements of operations.
(2) Non-cash purchase accounting expense adjustment of $(0.4) million is included in operating income for the three months ended March 31, 2024, in the consolidated statement of operations.
(3) Share-based compensation of $12.5 million and $14.3 million are included in salaries and benefits expense of $154.7 million and $141.9 million for the three months ended March 31, 2024 and March 31, 2023, respectively, in the consolidated statements of operations.
(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.
(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.
(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.